Exhibit 99.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
HELIX BIOMEDIX, INC.

Helix BioMedix, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 1, 2000, as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on December 17, 2002 (as amended, the “Certificate of Incorporation”).

SECOND:  That resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Certificate of Amendment and declaring said Certificate of Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

THIRD:  Immediately upon the effectiveness of this Certificate of Amendment (the “Effective Time”), each three hundred (300) issued and outstanding shares of the Corporation’s Common Stock, par value $0.001 per share, shall be converted into one (1) share of the Corporation’s Common Stock, par value $0.001 per share, as constituted following the Effective Time.

FOURTH:  To accomplish the foregoing, the Certificate of Incorporation is hereby amended by adding the following paragraph as paragraph (e) of ARTICLE IV, Section 4.01 to read in its entirety as follows:

“(e)           Effective as of the effectiveness of the amendment to this Certificate of Incorporation adding this paragraph (e) to ARTICLE IV, Section 4.01 (this “Amendment”) and without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock, either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the time this Amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-three hundredth (1/300th) of a fully paid and nonassessable share of Common Stock without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any registered holder of shares of Common Stock immediately prior to the time this Amendment becomes effective, and that instead of issuing such fractional shares to such holders, such fractional shares shall be cancelled and converted into the right to receive the cash payment of $0.60 per share (subject to any applicable U.S. federal, state and local withholding tax) on a pre-split basis to each stockholder owning shares of Common Stock immediately prior to the effective time of this Amendment.”

FIFTH:  That, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law was voted in favor of the Certificate of Amendment.

SIXTH:  That said Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this 28th day of December, 2012.

HELIX BIOMEDIX, INC.

By:          ___________________________________
R. Stephen Beatty,
President and Chief Executive Officer

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